PROSPECTUS SUPPLEMENT

                     To Prospectus dated December 8, 1997 of
                        Applied Cellular Technology, Inc.


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     The accompanying  Prospectus relates to the proposed sale of certain Shares of Common Stock of Applied Cellular Technology, Inc., including 101,240 Shares held by Scott R. Silverman which are subject to a pledge and security agreement in favor of Prudential Securities Incorporated ("Prudential"). Following a transfer of such shares to Prudential pursuant to such pledge and security agreement, such shares may be sold by Prudential pursuant to such Prospectus.


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           The date of this Prospectus Supplement is December 31, 1997